Independent Auditors' Consent




To the Shareholders and Board of Directors of High Income Opportunity Fund Inc.:

We consent to the incorporation by reference in this Prospectus and Statement of Additional Information of our report dated November 13, 2000, on the statement of assets and liabilities for the High Income Opportunity Fund Inc. (the "Fund") as of September 30, 2000 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings
"Financial Highlights"and "Other Information" in the Prospectus and "Independent Auditors" in the Statement of Additional
Information.



KPMG LLP
New York, New York
January 8, 2001
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